Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
MONDELĒZ INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.625% Notes due 2031	Rule 457(r)	$474,521,828	99.375%	$471,556,066.58	0.00014760	$69,601.68
Carry Forward Securities
Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a
	Total Offering Amounts					$471,556,066.58		$69,601.68
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$69,601.68

(1) C$650,000,000 aggregate principal amount of the Notes will be issued. The U.S. dollar amount to be registered is based on the June 21, 2024 CAD/U.S. dollars exchange rate of C$1.3698 to $1.00, as published by the United States Federal Reserve Board on June 24, 2024.